Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer (858) 558-2871

ACADIA PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS AND STRATEGIC RESTRUCTURING

SAN DIEGO, CA August 5, 2008 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the second quarter ended June 30, 2008 and announced a strategic restructuring.

ACADIA will focus on developing a portfolio of its four most advanced product candidates, consisting of two internal compounds as well as two partnered compounds that are funded by Allergan. In connection with the restructuring, ACADIA plans to reduce its total workforce by about 50 percent to 65 employees. This restructuring will impact employees at both its San Diego and Malmo sites.

“Following a thorough strategic review of our portfolio and business, we will focus resources on our most advanced product candidates, with the primary emphasis on our Phase III program with pimavanserin, and streamline our operations,” said Uli Hacksell, Ph.D., Chief Executive Officer of ACADIA. “We regret that this restructuring will result in a substantial reduction in our workforce involving many dedicated and loyal employees. However, through these actions we believe we have positioned ACADIA to achieve key milestones in our advanced clinical programs while at the same time extending our cash runway into the first half of 2010. We also have added further strength and flexibility through a new Committed Equity Financing Facility with Kingsbridge announced separately today.”

ACADIA’s top priority is to advance its Phase III program with pimavanserin for Parkinson’s disease psychosis, or PDP, toward registration. A key objective in this program is the successful and timely execution of the first Phase III pivotal trial. This trial remains on track and ACADIA anticipates reporting top-line results during the third quarter of 2009. ACADIA is also continuing to enroll patients in its second Phase III pivotal trial for PDP. In addition, ACADIA will continue to evaluate and position pimavanserin for potential broader market opportunities, including neurological and neuropsychiatric indications that are underserved by existing antipsychotics.

Through its collaborations with Allergan, ACADIA is also advancing a Phase II program in chronic pain and a Phase I program in glaucoma. In addition to its lead Phase III program with pimavanserin and the two collaborative clinical programs, ACADIA intends to complete IND-enabling studies to advance a fourth product candidate, ACP-106, into the clinic in 2009.

“While we have significantly reduced our spending on earlier-stage programs, we have maintained core discovery capabilities to support our advanced clinical programs and collaborations and to provide us with opportunities to introduce additional clinical programs in the future,” added Dr. Hacksell.

ACADIA estimates that it will record charges of between approximately $2.0 to $2.5 million during the third quarter of 2008 in connection with the restructuring. ACADIA anticipates that its internal operating expenses will be reduced significantly following the restructuring and that cash used in its operating activities during 2009 will be below its 2008 level.

Second Quarter Financial Results

ACADIA reported a net loss of $18.3 million, or $0.49 per common share, for the second quarter of 2008 compared to a net loss of $10.8 million, or $0.29 per common share, for the second quarter of 2007. For the six months ended June 30, 2008, ACADIA reported a net loss of $34.7 million, or $0.94 per common share, compared to a net loss of $23.3 million, or $0.70 per common share, for the comparable period of 2007.

Revenues totaled $177,000 for the second quarter of 2008 compared to $2.1 million for the second quarter of 2007. The decrease in revenues was primarily due to completion of the terms of ACADIA’s agreements with Sepracor Inc. and The Stanley Medical Research Institute, as well as lower revenues from its collaborations with Allergan.

Research and development expenses totaled $16.0 million for the second quarter of 2008, including $380,000 in stock-based compensation, compared to $11.5 million for the second quarter of 2007, including $705,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased costs associated with trials in ACADIA’s advanced clinical programs, including $4.8 million in increased external costs, which totaled $8.9 million for the second quarter of 2008.

General and administrative expenses totaled $3.2 million for the second quarter of 2008, including $431,000 in stock-based compensation, and were comparable to expenses for the second quarter of 2007.

At June 30, 2008, ACADIA’s cash, cash equivalents, and investment securities totaled $89.6 million compared to $126.9 million at December 31, 2007. Following its restructuring, ACADIA anticipates that its existing cash resources will be sufficient to fund its activities into the first half of 2010. The new Committed Equity Financing Facility provides ACADIA with further financial strength and flexibility through access to additional capital during the next three years.

Conference Call and Webcast Information

ACADIA management will review its second quarter results and development programs via conference call and webcast at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 866-825-1709 for participants in the U.S. or Canada and 617-213-8060 for international callers (reference passcode 62862758). A telephone replay of the conference call may be accessed through August 19, 2008 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 47546867). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until August 19, 2008.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA is focused on developing a portfolio of its four most advanced product candidates, including its lead product candidate, pimavanserin in Phase III for Parkinson’s disease psychosis, a compound in Phase II for chronic pain and a compound in Phase I for glaucoma, both in collaboration with Allergan, and ACP-106 in IND-track development. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform and are directed at indications with large unmet medical needs. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, and the benefits to be derived from ACADIA’s product candidates, in each case including pimavanserin, as well as the impact of the restructuring on ACADIA’s business and financials, the length of ACADIA’s cash runway and funds to be available under the Committed Equity Financing Facility. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others, and the fact that past results of clinical trials may not be indicative of further trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2007 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30,		June 30,

	2008	2007	2008	2007

Collaborative revenues	$177	$2,055	$983	$4,015

Operating expenses

Research and development (includes stock-based

compensation of $380, $705, $795 and $1,609,

respectively)	16,036	11,495	31,207	23,756

General and administrative (includes stock-based

compensation of $431, $377, $852 and $747,

respectively)	3,184	3,163	6,454	6,316

Total operating expenses	19,220	14,658	37,661	30,072

Loss from operations	(19,043)	(12,603)	(36,678)	(26,057)

Interest income (expense), net	756	1,850	2,011	2,750

Net loss	$(18,287)	$(10,753)	$(34,667)	$(23,307)

Net loss per common share, basic and diluted	$(0.49)	$(0.29)	$(0.94)	$(0.70)

Weighted average common shares outstanding, basic and

diluted	37,102	36,894	37,077	33,455

ACADIA PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	December 31,

	2008	2007(1)

Assets

Cash, cash equivalents, and investment securities, available-for-

sale	$89,621	$126,858

Prepaid expenses, receivables and other current assets	3,486	4,395

Total current assets	93,107	131,253

Property and equipment, net	2,712	3,048

Other assets	261	283

Total assets	$96,080	$134,584

Liabilities and Stockholders’ Equity

Current liabilities	13,889	19,287

Long-term liabilities	987	1,363

Stockholders’ equity	81,204	113,934

Total liabilities and stockholders’ equity	$96,080	$134,584

(1)	The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.